Jack Henry & Associates, Inc.	Analyst & IR Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES SECOND QUARTER FISCAL 2013
ENDS WITH 5% INCREASE IN NET INCOME

Monett, MO, February 5, 2013 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced second quarter fiscal 2013 results with a 9% increase in revenue, an increase of 14% in gross profit and a 5% increase in net income over the second quarter of fiscal 2012. For the first six months of fiscal 2013, revenue increased 9%, with an increase of 12% in gross profit, and an increase of 11% in net income compared to last year.
For the quarter ended December 31, 2012, the company generated total revenue of $278.7 million compared to $255.9 million in the same quarter a year ago. Gross profit increased to $122.2 million from $107.4 million in the second quarter of last fiscal year. Net income in the current quarter was $40.5 million, or $0.47 per diluted share, compared to $38.5 million, or $0.44 per diluted share in the same quarter a year ago.
For the first half of fiscal 2013, total revenue of $549.7 million was generated compared to $504.2 million in the first half of fiscal 2012. Gross profit increased to $238.2 million compared to $211.8 million during the same period last fiscal year. Net income for the first half of fiscal 2013 totaled $83.0 million, or $0.96 per diluted share, compared to $75.0 million, or $0.86 per diluted share for the same six months in fiscal 2012.
Included within operating expenses are $13.7 million of expenses related to the impact of widespread flooding caused by Hurricane Sandy on our Lyndhurst, New Jersey item processing center. The impact of this is shown below.
According to Jack Prim, CEO, “Our performance was very strong on multiple fronts in the quarter including gross margin improvement, backlog growth, electronic payments and OutLink revenue growth, as well as overall organic revenue growth.  These results however were somewhat masked by the unusual events in the quarter, but should be clearer with the additional disclosure included in this press release.”
Operating Results
“We continue to have a very good fiscal 2013 with both the quarter and first six months providing record revenue and gross profit compared to any respective periods in our history. We also would have had record operating income for the quarter if not for the expenses related to Lyndhurst discussed in this release," stated Tony Wormington, President. “Support and Services revenue was once again the primary driver of our total revenue growth with 11% growth within that revenue line for the quarter compared to last year. We continue to see strong growth in every component within this line with the primary driver again being our electronic payments.”
License revenue for the second quarter decreased to $13.2 million, or 5% of second quarter total revenue, from $13.6 million, or 5% of second quarter total revenue a year ago. Support and service revenue increased 11% to $250.3 million, or 90% of total revenue in second quarter of fiscal 2013 from $225.6 million, or 88% of total revenue for the same period a year ago. Within support and service revenue, electronic payment services (which include ATM/debit/credit card transaction processing, bill payment, remote deposit capture and ACH transaction processing services) had the largest growth of $15.2 million or 18% in the second quarter compared to the same quarter a year ago. Hardware sales in the second quarter of fiscal 2013 decreased 9% to $15.2 million (5% of total revenue), from $16.7 million (7% of total revenue) in the second quarter of last fiscal year.
For the first half of fiscal 2013, license revenue increased 1% to $26.1 million from $25.8 million a year ago. License revenue was 5% of total revenue in both periods. There was growth in all components of support and service revenue in the first half of fiscal 2013 resulting in an 11% increase in support and service revenue, which expanded to $494.9 million in the first half of fiscal 2013 from $445.9 million for the same period a year ago. Support and service as a percentage of total revenue increased slightly to 90% of fiscal 2013 first half revenue from 88% last year. Hardware sales in the first six months of fiscal 2013 decreased 12% to $28.7 million, or 5% of total revenue, from $32.5 million, or 6% of total revenue, in the same period last year.
Cost of sales for the second quarter increased 5% to $156.5 million from $148.4 million for the second quarter in fiscal 2012. Gross profit increased 14% to $122.2 million for the second quarter this fiscal year from $107.4 million last year. Gross margin was 44% for the second quarter, compared to 42% in the same period last year.
Cost of sales for the six months ended December 31, 2012 increased 7%, to $311.5 million from $292.4 million for the same period ended December 31, 2011. Gross profit for the first half of fiscal 2013 increased 12% to $238.2 million compared to $211.8 million last year. Gross margin was 43% for the six months ended December 31, 2012 compared to 42% for the same period last year.

JKHY Second Quarter Net Income Increases 5%
February 5, 2013

Gross margin on license revenue for the second quarter of fiscal 2013 was 91% compared to 92% in the second quarter of fiscal 2012. For the six months ended December 31, 2012 and December 31, 2011 gross margin on license was 91%.  The change in license gross margin for the quarter is a result of fluctuations in the sales mix of products delivered. Support and service gross margin was 42% in the second quarter of fiscal 2013, up from 40% in the second quarter of fiscal 2012. The support and service gross margin was 42% for the six month periods ending December 31, 2012 compared to 40% in the same period last year.
Hardware gross margins were 31% for the second quarter of this fiscal year and the same quarter last year. Hardware gross margins decreased to 27% for the six month period this fiscal year, from 29% in the six month period last fiscal year.
Operating expenses increased 35% in the second quarter of fiscal 2013 compared to the same quarter a year ago primarily due to expenses related to the flooding at our Lyndhurst, New Jersey item processing center which are included within general and administrative costs. The impact of this on our financial results is noted in the table below. Selling and marketing expenses increased 10% in the current year second quarter to $19.9 million from $18.2 million, and was 7% of total revenue in both periods. Research and development expenses increased 4% to $15.7 million, or 6% of total revenue, from $15.1 million (also 6% of total revenue) in the second quarter in fiscal 2012. General and administrative costs increased 103% in the current year second quarter, or just 1%* excluding the Lyndhurst, New Jersey expenses in the quarter mentioned above, to $27.2 million, or 10% of total revenue, from $13.4 million, or 5% of total revenue, in the second quarter of fiscal 2012.

(In Thousands, Except Per Share Data)	Three Months Ended
	GAAP	Lyndhurst,	Non-GAAP*	GAAP	Adjusted
	December 31,	New Jersey	December 31,	December 31,	Quarterly
	2012	Expenses	2012	2011	Variance*

Gross Profit	122,237	—	122,237	107,409	14%

Operating Expenses	62,809	(13,686)	49,123	46,621	5%

Operating Income	59,428	13,686	73,114	60,788	20%

Interest Income (Expense)	(1,071)	—	(1,071)	(1,342)	(20)%

Income Before Income Taxes	58,357	13,686	72,043	59,446	21%

Provision for Income Taxes	17,852	4,893	22,745	20,921	9%

Net Income	$40,505	$8,793	$49,298	$38,525	28%

Diluted weighted average shares outstanding	86,639	86,639	86,639	87,371

Diluted earnings per share	$0.47	$0.10	$0.57	$0.44
According to Kevin Williams, CFO, “the results for our second fiscal quarter were ahead of our internal budget and consensus estimates without the impact of the two different events that occurred during the quarter. Normal operations produced diluted earnings per share of $0.54, which was increased by $0.03 from the release of tax benefits mentioned below to the $0.57 reflected in the table above, but then decreased by $0.10 for the impact of the natural disaster during the quarter to result in the reported $0.47 for the quarter.”
For the first half of fiscal 2013, operating expenses increased 19% to $111.2 million, compared to $93.3 million for the same period a year ago, primarily due to the Lyndhurst, New Jersey expenses noted above. Selling and marketing expenses increased 9% in the six months ended December 31, 2012 to $40.1 million from $36.9 million in the prior year, and remained at 7% of revenue for both fiscal years. Research and development expenses increased 1% to $30.3 million for fiscal 2013 year to date, from $30.0 million last year. Research and development expenses were 6% of total revenue in both years. General and administrative costs increased 55% to $40.8 million in the first half of fiscal year 2013, from $26.3 million for the same period a year ago, and also increased to 7% of total revenue in fiscal 2013 from 5% in fiscal 2012.
Operating income decreased 2% to $59.4 million, or 21% of second quarter revenue, compared to $60.8 million, or 24% of revenue in the second quarter of fiscal 2012. Provision for income taxes decreased 15% in the current second quarter compared to the same quarter in fiscal 2012 and is 30.6% of income before income taxes this quarter compared to 35.2% of income before income taxes for the same period in fiscal 2012. The decrease was due primarily to the release of $2.8 million, or $0.03 per diluted share, of previously unrecognized tax benefits during the current quarter subsequent to the close of Internal Revenue Service audits. Second quarter net income totaled $40.5 million, or $0.47 per diluted share, compared to $38.5 million, or $0.44 per diluted share in the second quarter of fiscal 2012.
Operating income increased 7% to $126.9 million for the first six months of fiscal 2013 compared to $118.6 million for the same period a year ago. Year to date operating income was 23% of total revenue, a slight decrease from 24% last fiscal year. Provision for income taxes as a percentage of income before income taxes decreased to 33.5% year to date in fiscal 2013 compared to 35.3%

JKHY Second Quarter Net Income Increases 5%
February 5, 2013

year to date in fiscal 2012. First half net income totaled $83.0 million for fiscal 2013, or $0.96 per diluted share, compared to $75.0 million, or $0.86 per diluted share, for fiscal 2012.
For the second quarter of 2013, the bank systems and services segment revenue increased 6% to $208.1 million from $195.7 million in the same quarter last year. Gross margin was 44% in the current year, compared to 42% in the prior year fiscal quarter. The credit union systems and services segment revenue increased 17% to $70.6 million with a gross margin of 45% for the second quarter of 2013 from $60.1 million and a gross margin of 41% in the same period a year ago.
For the six months ended December 31, 2012, the bank systems and services segment revenue increased 7% to $410.6 million from $382.9 million with a gross margin of 43% for the current period compared to 42% a year ago. The credit union systems and services segment revenue increased 15% to $139.1 million for the first half of fiscal 2013 from $121.3 million in the same period a year ago, with gross margin increasing to 44% in the current year, compared to 41% for the same six month period last year.
Balance Sheet, Cash Flow, and Backlog Review
At December 31, 2012, cash and cash equivalents increased to $192.9 million from $95.2 million at December 31, 2011. Trade receivables increased slightly to $129.5 million from $126.6 million a year ago. Current and long term debt decreased from $147.0 million a year ago to $129.3 million at December 31, 2012 primarily due to the ongoing quarterly term loan payments. Deferred revenue increased slightly to $196.1 million at December 31, 2012, compared to $191.3 million a year ago. Stockholders' equity increased 11% to $1,046.6 million at December 31, 2012, compared to $944.4 million a year ago.
Backlog increased 19% at December 31, 2012 to $452.2 million ($89.8 million in-house and $362.4 million outsourcing) from $378.8 million ($73.7 million in-house and $305.0 million outsourcing) at December 31, 2011. Backlog increased 7% when compared to September 30, 2012, which was $423.4 million ($92.2 million in-house and $331.2 million outsourcing).
Cash provided by operations totaled $119.2 million in the current year compared to $96.3 million last year. The following table summarizes net cash from operating activities:

(In Thousands)	Six Months Ended
	December 31,
	2012	2011
Net income	$82,981	$74,999
Non-cash expenses	56,202	54,155
Change in receivables	89,193	80,910
Change in deferred revenue	(99,881)	(103,784)
Change in other assets and liabilities	(9,327)	(10,019)
Net cash provided by operating activities	$119,168	$96,261
Cash used in investing activities for fiscal 2013 of $42.7 million included capital expenditure on facilities and equipment of $19.0 million and $23.8 million for the development of software. Cash used in investing activities for fiscal 2012 was $32.6 million and included capital expenditures of $18.9 million, and capitalized software development of $15.7 million.
During fiscal 2013, net cash used in financing activities for the current fiscal year is $40.9 million and includes repayments on our credit facilities of $17.3 million, payment of dividends of $19.8 million and purchases of treasury shares totaling $9.3 million. Cash used in financing activities was partially offset by net proceeds of $5.5 million from the exercise of stock options, the sale of common stock and excess tax benefits from stock option exercises. Net cash used in financing activities for the prior fiscal year was $31.5 million and includes repayments on our credit facilities of $18.0 million and dividends paid of $18.2 million, partially offset by net proceeds of $4.7 million from the exercise of stock options, the sale of common stock and excess tax benefits from stock option exercises.
About Jack Henry & Associates
Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of computer systems and electronic payment solutions primarily for financial services organizations. Its technology solutions serve more than 11,900 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking™ supports banks ranging from community to mid-tier institutions with information processing solutions. Symitar™ is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs.  Additional information is available at www.jackhenry.com. The company will hold a conference call on February 6, 2013; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

* The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  The Company believes that the non-GAAP financial measures included in this press release allow management and investors to understand and compare the Company's earnings per share results in a more consistent manner for the three and six months ended December 31,

JKHY Second Quarter Net Income Increases 5%
February 5, 2013

2012.  The non-GAAP measures should be considered supplemental and not a substitute for the Company's net income and earnings per share results that were recorded in accordance with GAAP for the periods presented.
Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended			Six Months Ended
	December 31,		% Change	December 31,		% Change
	2012	2011		2012	2011
REVENUE
License	$13,210	$13,552	(3)%	$26,074	$25,816	1%
Support and service	250,310	225,609	11%	494,895	445,879	11%
Hardware	15,174	16,697	(9)%	28,727	32,501	(12)%
Total	278,694	255,858	9%	549,696	504,196	9%
COST OF SALES
Cost of license	1,251	1,115	12%	2,329	2,242	4%
Cost of support and service	144,683	135,833	7%	288,101	266,956	8%
Cost of hardware	10,523	11,501	(9)%	21,101	23,162	(9)%
Total	156,457	148,449	5%	311,531	292,360	7%
GROSS PROFIT	122,237	107,409	14%	238,165	211,836	12%
Gross Profit Margin	44%	42%		43%	42%
OPERATING EXPENSES
Selling and marketing	19,937	18,164	10%	40,126	36,918	9%
Research and development	15,691	15,075	4%	30,337	30,011	1%
General and administrative	27,181	13,382	103%	40,759	26,322	55%
Total	62,809	46,621	35%	111,222	93,251	19%
OPERATING INCOME	59,428	60,788	(2)%	126,943	118,585	7%
INTEREST INCOME (EXPENSE)
Interest income	190	106	79%	378	234	62%
Interest expense	(1,261)	(1,448)	(13)%	(2,602)	(2,904)	(10)%
Total	(1,071)	(1,342)	(20)%	(2,224)	(2,670)	(17)%
INCOME BEFORE INCOME TAXES	58,357	59,446	(2)%	124,719	115,915	8%
PROVISION FOR INCOME TAXES	17,852	20,921	(15)%	41,738	40,916	2%
NET INCOME	$40,505	$38,525	5%	$82,981	$74,999	11%
Diluted net income per share	$0.47	$0.44		$0.96	$0.86
Diluted weighted average shares outstanding	86,639	87,371		86,622	87,253

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)				December 31,		% Change
				2012	2011
Cash and cash equivalents				$192,854	$95,202	103%
Receivables				129,462	126,600	2%
Total assets				1,569,508	1,463,602	7%

Accounts payable and accrued expenses				$63,069	$55,838	13%
Current and long term debt				129,303	147,021	(12)%
Deferred revenue				196,119	191,320	3%
Stockholder's Equity				1,046,563	944,447	11%